Capital Markets Group
                                      5560 South Broadway, Eureka, CA 95503
                                    P. O. Box 398, Fields Landing, CA 95537
Pacific Coast Farm Credit Services, ACA


February 16, 2000


Maui Land & Pineapple Company, Inc.
120 Kane Street
Kahului, Hawaii  96732

Gentlemen:

Reference is made to that certain Term Loan Agreement dated as of June 1, 1999 (the "Term Loan Agreement") by and among Maui Land and Pineapple Company a corporation organized and existing under the laws of the State of Hawaii ("Borrower") and Pacific Coast Farm Credit Services, ACA ("Lender"). Capitalized terms used in this letter without being defined shall have the meaning ascribed to them in the Term Loan Agreement.

Borrower requested that Lender make certain modifications to the Term Loan Agreement and Lender is willing to make such modifications provided that the Borrower agree to the terms and conditions set forth herein. The modifications set forth below shall be effective when the Lender shall have received a copy of this letter signed by the Borrower in the space provided.

Modifications to Term Loan Agreement

1.   The following covenant shall be modified as follows:

     Capital Expenditures.  Section 12(e) of the Term Loan
     Agreement shall be deleted in full and the following shall be inserted in lieu thereof:

        Capital Expenditures: Make Capital Expenditures, other than Capital Expenditures for or Investments in Borrower's "Kaahumanu Center Associates" Subsidiary, in excess of the following amounts:

               Year                     In Excess of
               2000                      $18,500,000
               2001                      $13,500,000
               2002                      $12,500,000
               2003                      $12,000,000
               2004 and thereafter *    $13,500,000


     * Subject to further review prior to establishing annual allowable capital expenditures for the period 2004 through loan maturity.

2.   The following covenant shall be added as Section 12(j) to
     Section 12 of the Term Loan Agreement.

     Indebtedness. Incur any Indebtedness if after such Indebtedness is incurred the aggregate amount of all such Indebtedness of the Borrower and its Subsidiaries shall exceed Sixty-two Million dollars ($62,000,000.00)

Except as expressly modified hereinabove the terms and conditions of the Term Loan Agreement shall remain in full force and effect without waiver or modification. The modifications contained hereinabove and the Term Loan Agreement shall be read together as one document.

Sincerely,

/s/ Sean P. O'Day
Regional Vice President

The undersigned agrees to the modification and the terms and conditions set forth above.

BORROWER:

MAUI LAND & PINEAPPLE COMPANY, INC., a Hawaii Corporation

Date:          February 22, 2000

By:       /s/ Paul J. Meyer

Title:         Executive Vice President/Finance


Date:          February 22, 2000

By:       /s/ Gary L. Gifford

Title:         President